Exhibit 4.26

Acceptance Letter

We, Oriental Selection (Beijing) Technology Co., Ltd., are a limited liability company established by law. We have completed our registration of establishment on December 7, 2021 and are 100% owned by Dongfang Optimization (Beijing) Technology Co., Ltd. (“Dongfang Optimization”).

Pursuant to the Exclusive Management Consultancy and Cooperation Agreement (the “Agreement”) entered into by and among Beijing Dexin Dongfang Network Technology Co., Ltd., Beijing New Oriental Xuncheng Network Technology Inc. and its shareholders, and certain other parties on May 10, 2018, we shall join the Agreement pursuant to Section 9.1 of the Agreement as a “newly-added subsidiary of Party B”.

We hereby agree that, upon the effectiveness of this acceptance letter, we shall join the Agreement and assume the rights and obligations as a subsidiary of Beijing New Oriental Xuncheng Network Technology Inc. under the Agreement. This acceptance letter shall become effective on the date of its execution.

Oriental Selection (Beijing) Technology Co., Ltd. (seal)

Legal representative (Signature): /s/ Sun Dongxu

/s/ Seal of Oriental Selection (Beijing) Technology Co., Ltd.

January 4, 2023